Filed Pursuant to Rule 424(b)(3)

File No. 333-132911

$13,750,000 Accelerated Return Bear Market Notes	Pricing Date June 27, 2007
Linked to the PHLX Housing SectorSM Index Due September 5, 2008	Settlement Date July 5, 2007
Term Sheet	Maturity Date September 5, 2008
CUSIP No. 59022W612

Merrill Lynch & Co., Inc.

•   3-to-1 return if the PHLX Housing SectorSM

    Index decreases, subject to a cap of 32.1%

•   A maturity of approximately 14 months

•   1-to-1 loss if the PHLX Housing SectorSM Index

    increases, subject to a 10% buffer for such

    increase, up to the public offering price per unit

•   Application made to list on AMEX under the

    symbol “BHZ”

The Notes will have the terms specified in this preliminary term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page TS-5 of this term sheet and on page PS-4 of product supplement ARNB-1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$13,750,000
Underwriting discount (1)	$.20	$275,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$13,475,000

1) The public offering price and underwriting discount for any purchase of between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, for any purchase of between 300,000 to 499,999 units will be $9.90 per unit and $.10 per unit, respectively, and for any purchase of 500,000 units or more will be $9.85 per unit and $.05 per unit, respectively. The foregoing pricing description will apply to any single transaction by an individual investor.

“PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized sublicensee.

Merrill Lynch & Co.

June 27, 2007

Summary

The Accelerated Return Bear Market Notes Linked to the PHLX Housing Sector Index due September 5, 2008 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide a leveraged return for investors, subject to a cap, if the level of the equity-based PHLX Housing Sector Index (the “Index”) decreases moderately from the Starting Value of the Index on the Pricing Date to the Ending Value of the Index determined on valuation dates shortly prior to the Maturity Date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a repayment that may be less, and potentially significantly less, than the original public offering price of the Notes if the Index decreases.

Accelerated Return Bear Market Notes	TS-2

Hypothetical Payout Profile

This table reflects the hypothetical returns on the Notes, with a Capped Value of 32.1%. The red line reflects the hypothetical returns on the Notes, while the blue line reflects the return of an investment in the Index.

This table has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are four examples of payment at maturity calculations, including a Starting Value of 213.92, the level of the Index on June 27, 2007 (the “Pricing Date”), and a Capped Value of $13.21.

Example 1—The hypothetical Ending Value is 130% of the Starting Value:

Starting Value: 213.92

Hypothetical Ending Value: 278.10

Threshold Value: 235.31

$10 -	($10 x	278.10 - 235.31 213.92	)	= $8.00

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is 105% of the Starting Value but is less than the Threshold Value:

Starting Value: 213.92

Hypothetical Ending Value: 224.62

Threshold Value: 235.31

Payment at maturity (per unit) = $10.00

Example 3—The hypothetical Ending Value is 95% of the Starting Value:

Starting Value: 213.92

Hypothetical Ending Value: 203.22

$10 +	($30 x	(213.92 - 203.22 213.92	))	= $11.50

Payment at maturity (per unit) = $11.50

Example 4—The hypothetical Ending Value is 70% of the Starting Value:

Starting Value: 213.92

Hypothetical Ending Value: 149.74

$10 +	($30 x	(213.92 - 149.75 213.92	))	= $19.00

Payment at maturity (per unit) = $13.21 (Payment at maturity cannot be greater than the Capped Value)

Accelerated Return Bear Market Notes	TS-3

The following table illustrates, for a Starting Value of 213.92 (the closing value of the Index on the Pricing Date) and a range of hypothetical Ending Values of the Index:

•	the percentage change from the Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date per unit;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•	the pretax annualized rate of return of an investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 1.56% per annum, as more fully described below.

        The table below includes a Capped Value of $13.21.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)
106.96	-50.00%	13.21	32.10%	25.21%	-49.31%
128.35	-40.00%	13.21	32.10%	25.21%	-37.38%
149.74	-30.00%	13.21	32.10%	25.21%	-26.53%
171.14	-20.00%	13.21 (4)	32.10%	25.21%	-16.51%
192.53	-10.00%	13.00	30.00%	23.67%	-7.19%
197.88	-7.50%	12.25	22.50%	18.08%	-4.95%
203.22	-5.00%	11.50	15.00%	12.28%	-2.75%
208.57	-2.50%	10.75	7.50%	6.26%	-0.57%
213.92 (3)	0.00%	10.00	0.00%	0.00%	1.57%
224.62	5.00%	10.00	0.00%	0.00%	5.76%
235.31	10.00%	10.00	0.00%	0.00%	9.84%
256.70	20.00%	9.00	-10.00%	-8.79%	17.69%
278.10	30.00%	8.00	-20.00%	-18.15%	25.18%
299.49	40.00%	7.00	-30.00%	-28.22%	32.35%
320.88	50.00%	6.00	-40.00%	-39.15%	39.24%
342.27	60.00%	5.00	-50.00%	-51.18%	45.86%
363.66	70.00%	4.00	-60.00%	-64.68%	52.26%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from July 5, 2007 to September 5, 2008, a term expected to be equal to that of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the Index from the Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 1.56% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the Starting Value.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed $13.21.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Accelerated Return Bear Market Notes	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Index.

•	Your return is limited and will not reflect dividends or the return on a direct investment in the stocks included in the Index.

•	There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes.

•	The publishers of the Index may adjust the Index in a way that affects its level, and the publisher has no obligation to consider your interests.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Purchases and sales of securities underlying the Index by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Risk Factor Specific to the Index

The stocks included in the Index are concentrated in one industry

All of the stocks included in the Index are issued by companies in the residential housing industry. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the Underlying Stocks, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the housing industry.

Investor Considerations

You may wish to consider an investment in the Notes if:	The Notes may not be appropriate investments for you if:

•         You anticipate that the Index will depreciate moderately from the Starting Value to the Ending Value.

•         You accept that your investment may result in a loss, which could be significant, if the level of the Index increases from the Starting Value to the Ending Value.

•         You accept that the return on the Notes will not exceed the Capped Value.

•         You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•         You want exposure to the Index with no expectation of dividends or other benefits of owning the underlying securities.

•         You are willing to accept that there is no assurance that the Notes will be listed on AMEX and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

•         You anticipate that the Index will appreciate from the Starting Value to the Ending Value or that the Index will not depreciate sufficiently over the term of the Notes to provide you with your desired return.

•         You are seeking principal protection or preservation of capital.

•         You seek a return on your investment that will not be capped at 32.1%.

•         You seek interest payments or other current income on your investment.

•         You want to receive dividends paid on the stocks included in the Index.

•         You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Accelerated Return Bear Market Notes	TS-5

The Index

The PHLX Housing Sector Index

The Index is designed to measure the performance of twenty companies whose primary lines of business are directly associated with the United States housing construction market. The Index composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index (index symbol “HGX”) is published by PHLX. The initial value of the Index, which was set at 250 on January 2, 2002, was retroactively adjusted to 125 on February 1, 2006. Options commenced trading on the Index on July 17, 2002. The Index is a modified capitalization-weighted index, which is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of stocks included in the Index, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% for the top five or more for an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting. The total capitalization of the portfolio remains the same. The following is a current list of companies included in the Index and their trading symbols: American Standard Companies Inc. (ASD); Beazer Homes USA, Inc. (BZH); Centex Corporation (CTX); Champion Enterprises, Inc. (CHB); D.R. Horton, Inc. (DHI); Hovnanian Enterprises, Inc. (HOV); KB Home (KBH); Lennar Corporation (LEN); Masco Corporation (MAS); M.D.C. Holdings, Inc. (MDC); Meritage Homes Corporation (MTH); The PMI Group, Inc. (PMI); Pulte Homes, Inc. (PHM); Radian Group Inc. (RDN); The Ryland Group, Inc. (RYL); Standard Pacific Corp. (SPF); Temple-Inland Inc. (TIN); Toll Brothers, Inc. (TOL); Vulcan Materials Company (VMC); and Weyerhaeuser Company (WY). We have provided a brief description of each of the companies included in the Index and their corresponding historical price information in Annex A of this term sheet.

The following graph sets forth the historical performance of the Index in the period from July 2002 through May 2007. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On June 27, 2007, the closing level of the Index was 213.92.

Accelerated Return Bear Market Notes	TS-6

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety to the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARNB-1 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement ARNB-1) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Circular 230 Legend. The foregoing discussion of United States federal income tax matters contained in this term sheet (a) was not intended or written to be legal or tax advice to any person and was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax-related penalties that may be imposed on such person, and (b) was written to support the promotion or marketing of the Notes by Merrill Lynch. Each person considering an investment in the Notes should seek advice based on its particular circumstances from an independent tax advisor.

Notwithstanding anything to the contrary contained herein, each prospective investor (and each employee, representative, or other agent of each prospective investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Notes and all materials of any kind that are provided to the prospective investor relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation Section 1.6011-4). This authorization of tax disclosure is retroactively effective to the commencement of discussions between Merrill Lynch or its representatives and each prospective investor regarding an investment in the Notes.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this term sheet by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) expressed an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 30, 2007 (which report included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Accelerated Return Bear Market Notes	TS-7

Additional Note Terms

You should read this preliminary term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement ARNB-1 dated June 14, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507135812/d424b2.htm

•	Index supplement I-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this preliminary term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Accelerated Return Bear Market Notes	TS-8

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the stocks underlying the PHLX Housing Sector Index as well as the split-adjusted month-end closing market prices in U.S. dollars for each Underlying Stock in each month from January 2002 through May 2007 (or from the first month-end for which that data is available). The historical prices of the stocks underlying the PHLX Housing Sector Index are not indicative of the future performance of the Underlying Stocks. The following information, with respect to the business of each company issuing a stock underlying the PHLX Index, has been derived from publicly available documents published by that company. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s web site at http://www.sec.gov.

AMERICAN STANDARD COMPANIES INC.

American Standard Companies Inc. is a global, diversified manufacturer of high-quality, brand-name products in three major business segments: air conditioning systems and services; bath and kitchen fixtures and fittings; and vehicle control systems.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	21.57	January	22.22	January	35.40	January	40.04	January	36.00	January	49.39
February	21.77	February	22.84	February	36.32	February	45.80	February	39.58	February	52.99
March	23.58	March	22.92	March	37.91	March	46.48	March	42.86	March	53.02
April	24.90	April	23.73	April	35.06	April	44.71	April	43.53	April	55.06
May	25.17	May	24.66	May	37.52	May	42.80	May	42.49	May	59.78
June	25.03	June	24.64	June	40.31	June	41.92	June	43.27
July	23.84	July	25.47	July	37.89	July	44.28	July	38.63
August	23.88	August	26.73	August	37.61	August	45.60	August	41.77
September	21.21	September	28.08	September	38.91	September	46.55	September	41.97
October	22.23	October	31.90	October	36.57	October	38.04	October	44.29
November	24.83	November	33.23	November	38.94	November	38.08	November	44.81
December	23.71	December	33.57	December	41.32	December	39.95	December	45.85

BEAZER HOMES USA, INC.

Beazer Homes USA, Inc. designs, builds and sells primarily single-family homes in various locations within the United States. Beazer also originates mortgages on behalf of its customers through its subsidiaries Beazer Mortgage Corporation or Beazer Mortgage, and provides title services to its customers in many of its markets.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	26.70	January	19.18	January	31.08	January	49.50	January	72.84	January	43.51
February	30.18	February	19.45	February	35.63	February	57.31	February	63.45	February	39.46
March	25.85	March	19.60	March	35.30	March	49.86	March	65.70	March	29.03
April	29.51	April	23.42	April	32.82	April	45.60	April	57.63	April	33.38
May	26.07	May	28.27	May	33.59	May	53.46	May	49.75	May	35.77
June	26.67	June	27.83	June	33.44	June	57.15	June	45.87
July	20.79	July	25.72	July	31.13	July	65.44	July	41.69
August	21.39	August	27.71	August	32.55	August	62.44	August	40.30
September	20.35	September	28.13	September	35.63	September	58.67	September	39.04
October	21.91	October	33.17	October	36.59	October	57.95	October	43.34
November	21.26	November	35.57	November	41.33	November	69.97	November	45.66
December	20.20	December	32.55	December	48.74	December	72.84	December	47.01

Accelerated Return Bear Market Notes	TS-9

CENTEX CORPORATION

Centex Corporation operates, through its subsidiary companies, in three principal business segments: home building, financial services and construction services.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	26.51	January	23.58	January	47.76	January	61.31	January	71.39	January	53.69
February	26.04	February	24.64	February	53.40	February	63.59	February	67.61	February	46.36
March	23.14	March	24.23	March	54.06	March	57.27	March	61.99	March	41.78
April	25.09	April	29.42	April	47.95	April	57.72	April	55.60	April	44.77
May	23.95	May	34.60	May	48.49	May	65.48	May	47.69	May	48.36
June	25.75	June	34.67	June	45.75	June	70.67	June	50.30
July	21.37	July	32.73	July	42.42	July	73.98	July	47.31
August	22.50	August	34.02	August	45.77	August	67.75	August	50.95
September	19.76	September	35.12	September	50.46	September	64.58	September	52.62
October	20.27	October	43.97	October	51.94	October	64.35	October	52.30
November	22.43	November	49.34	November	52.47	November	71.85	November	55.34
December	22.37	December	48.55	December	59.58	December	71.49	December	56.27

CHAMPION ENTERPRISES, INC.

Champion Enterprises, Inc. and its subsidiaries primarily produces manufactured and modular homes through its family of homebuilders, as well as modular commercial buildings for government and commercial applications. Champion operates 33 manufacturing facilities in North America and the United Kingdom.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	12.36	January	2.95	January	6.68	January	10.79	January	13.71	January	8.21
February	8.83	February	2.06	February	10.65	February	10.35	February	15.52	February	7.93
March	8.00	March	1.84	March	10.60	March	9.40	March	14.96	March	8.80
April	8.30	April	2.42	April	10.89	April	9.44	April	15.26	April	10.28
May	8.02	May	3.55	May	9.35	May	9.73	May	11.90	May	11.37
June	5.62	June	5.18	June	9.18	June	9.94	June	11.04
July	4.02	July	6.49	July	9.73	July	12.06	July	6.63
August	2.68	August	7.25	August	9.63	August	13.33	August	6.82
September	2.94	September	6.35	September	10.29	September	14.78	September	6.90
October	2.32	October	7.10	October	10.89	October	13.88	October	9.26
November	3.65	November	7.22	November	11.48	November	14.47	November	9.35
December	2.85	December	7.00	December	11.82	December	13.62	December	9.36

Accelerated Return Bear Market Notes	TS-10

D.R. HORTON, INC.

D.R. Horton, Inc. constructs and sells single-family homes designed principally for first time homebuyers in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	12.48	January	9.55	January	21.08	January	29.84	January	37.32	January	29.06
February	13.30	February	9.16	February	23.84	February	32.82	February	34.11	February	25.37
March	12.57	March	9.60	March	26.57	March	29.24	March	33.22	March	22.00
April	12.90	April	11.85	April	21.60	April	30.50	April	30.02	April	22.18
May	12.26	May	13.15	May	21.68	May	34.57	May	26.36	May	23.37
June	13.02	June	14.05	June	21.30	June	37.61	June	23.82
July	11.10	July	14.08	July	20.72	July	41.08	July	21.43
August	10.38	August	15.56	August	23.21	August	36.92	August	21.93
September	9.31	September	16.35	September	24.83	September	36.22	September	23.95
October	9.64	October	19.90	October	22.50	October	30.69	October	23.43
November	9.56	November	21.85	November	26.41	November	35.44	November	26.64
December	8.68	December	21.63	December	30.23	December	35.73	December	26.49

HOVNANIAN ENTERPRISES, INC.

Hovnanian Enterprises, Inc. designs, constructs, markets and sells single-family detached homes, attached townhomes and condominiums, mid-rise and high-rise condominiums, urban infill and active adult homes in planned residential developments. Hovnanian currently offers homes for sale in 427 communities in 48 markets in 19 states throughout the United States.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	10.62	January	14.57	January	36.89	January	52.24	January	48.42	January	33.29
February	13.15	February	16.42	February	40.35	February	55.00	February	46.11	February	31.10
March	13.30	March	17.28	March	43.15	March	51.00	March	43.93	March	25.16
April	15.22	April	19.90	April	35.97	April	50.77	April	39.77	April	23.99
May	16.00	May	28.98	May	35.30	May	62.10	May	31.83	May	25.26
June	17.94	June	29.48	June	34.71	June	65.20	June	30.08
July	14.27	July	24.68	July	31.03	July	70.68	July	27.39
August	15.56	August	30.84	August	34.42	August	60.15	August	26.49
September	16.90	September	32.19	September	40.10	September	51.20	September	29.34
October	18.91	October	40.64	October	37.54	October	44.99	October	30.85
November	16.70	November	46.13	November	40.27	November	49.84	November	35.51
December	15.85	December	43.53	December	49.52	December	49.64	December	33.90

Accelerated Return Bear Market Notes	TS-11

KB HOME

KB Home is a homebuilder with domestic operations through the United States. Kaufman & Broad S.A., its publicly-traded subsidiary builds residences and commercial projects in France. KB Home also provides financial services including mortgage banking, title, insurance and escrow coordination service, to its domestic homebuyers through its wholly-owned subsidiary, KB Home Mortgage Company.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	21.53	January	22.36	January	33.77	January	54.33	January	76.20	January	54.22
February	21.83	February	23.45	February	36.18	February	62.40	February	67.03	February	49.60
March	21.70	March	22.73	March	40.40	March	58.73	March	64.98	March	42.67
April	24.93	April	24.64	April	34.47	April	57.00	April	61.57	April	44.11
May	25.77	May	31.25	May	32.94	May	67.54	May	51.20	May	45.89
June	25.76	June	30.99	June	34.32	June	76.23	June	45.85
July	23.11	July	28.31	July	32.03	July	81.91	July	42.52
August	23.98	August	28.61	August	34.39	August	74.16	August	42.76
September	24.42	September	29.83	September	42.25	September	73.20	September	43.80
October	23.60	October	34.25	October	41.13	October	65.35	October	44.94
November	22.35	November	34.44	November	43.95	November	69.77	November	51.69
December	21.43	December	36.26	December	52.20	December	72.66	December	51.28

LENNAR CORPORATION

Lennar Corporation is a homebuilder and is a provider of financial services. Lennar’s homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land. The financial services operations provide mortgage financing, title insurance and closing services for Lennar homebuyers and others.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	25.22	January	24.50	January	44.10	January	56.47	January	62.56	January	54.38
February	25.12	February	24.56	February	49.45	February	60.82	February	59.86	February	49.24
March	24.00	March	24.36	March	54.03	March	56.68	March	60.38	March	42.21
April	25.27	April	27.12	April	46.85	April	51.47	April	54.93	April	42.71
May	24.89	May	33.53	May	45.90	May	58.01	May	47.91	May	45.65
June	27.84	June	35.75	June	44.72	June	63.45	June	44.37
July	23.09	July	32.60	July	42.68	July	67.27	July	44.73
August	24.02	August	33.63	August	45.80	August	62.10	August	44.84
September	25.38	September	38.90	September	47.60	September	59.76	September	45.25
October	25.10	October	45.93	October	44.98	October	55.58	October	47.48
November	24.12	November	48.95	November	44.93	November	57.68	November	52.50
December	23.47	December	48.00	December	56.68	December	61.02	December	52.46

Accelerated Return Bear Market Notes	TS-12

MASCO CORPORATION

Masco Corporation manufactures, sells and installs home improvement and building products, with emphasis on brand name products and services holding leadership positions in their markets. Masco operates primarily through five business segments: cabinets and related products; plumbing products; installation and other services; decorative architectural products; and other specialty products.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	26.76	January	18.19	January	26.66	January	36.80	January	29.65	January	31.99
February	28.07	February	18.38	February	28.04	February	33.72	February	31.19	February	29.85
March	27.45	March	18.62	March	30.44	March	34.67	March	32.49	March	27.40
April	28.10	April	21.07	April	28.01	April	31.49	April	31.90	April	27.21
May	26.66	May	24.60	May	28.95	May	32.02	May	31.02	May	30.21
June	27.11	June	23.85	June	31.18	June	31.76	June	29.64
July	24.20	July	24.37	July	30.24	July	33.91	July	26.73
August	24.16	August	24.79	August	32.13	August	30.68	August	27.41
September	19.55	September	24.48	September	34.53	September	30.68	September	27.42
October	20.56	October	27.50	October	34.26	October	28.50	October	27.65
November	20.17	November	27.20	November	35.27	November	29.77	November	28.69
December	21.05	December	27.41	December	36.53	December	30.19	December	29.87

M.D.C. HOLDINGS, INC.

M.D.C. Holdings, Inc.’s primary business is owning and managing subsidiary companies that sell and build homes in certain markets within the United States under the name Richmond American Homes. M.D.C.’s financial services segment consists of Home American Mortgage Corporation, which originates mortgage loans primarily for M.D.C.’s homebuyers, and American Home Insurance Agency, Inc., which offers third party insurance products to M.D.C.’s homebuyers.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	25.51	January	25.11	January	43.81	January	72.80	January	63.45	January	58.27
February	27.90	February	23.87	February	49.25	February	79.62	February	61.29	February	51.06
March	27.46	March	24.40	March	54.15	March	69.65	March	64.31	March	48.07
April	32.10	April	29.31	April	47.53	April	65.38	April	57.78	April	51.26
May	28.30	May	34.82	May	49.48	May	72.21	May	54.15	May	54.34
June	33.06	June	33.76	June	48.93	June	82.25	June	51.93
July	26.45	July	34.80	July	51.65	July	85.42	July	43.63
August	25.56	August	35.73	August	52.96	August	76.38	August	42.79
September	22.44	September	37.76	September	56.23	September	78.89	September	46.45
October	23.87	October	47.08	October	59.04	October	68.60	October	49.86
November	22.70	November	48.50	November	58.23	November	68.13	November	57.13
December	24.32	December	45.10	December	66.49	December	61.98	December	57.05

Accelerated Return Bear Market Notes	TS-13

MERITAGE HOMES CORPORATION

Meritage Homes Corporation designs and builds single-family homes in the southern and western United States. Meritage offers a variety of homes, including first-time, move-up, active adult and luxury homes to their targeted customer base. Meritage has operations in 14 metropolitan areas in six states.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	14.34	January	16.45	January	32.45	January	64.65	January	60.50	January	44.45
February	15.68	February	15.80	February	37.04	February	73.23	February	58.53	February	38.75
March	15.98	March	16.77	March	37.13	March	58.92	March	54.96	March	32.12
April	22.40	April	19.08	April	33.93	April	63.29	April	65.58	April	34.81
May	21.20	May	23.59	May	34.10	May	72.72	May	53.59	May	34.69
June	22.83	June	24.63	June	34.40	June	79.50	June	47.25
July	16.39	July	22.19	July	30.95	July	92.95	July	38.77
August	17.96	August	22.48	August	33.41	August	78.29	August	40.95
September	17.73	September	23.63	September	39.30	September	76.66	September	41.61
October	20.00	October	29.55	October	44.35	October	62.27	October	45.78
November	16.55	November	31.58	November	46.80	November	66.47	November	48.56
December	16.83	December	33.16	December	56.35	December	62.92	December	47.72

THE PMI GROUP, INC.

The PMI Group, Inc. is an international provider of credit enhancement as well as other products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its subsidiaries and unconsolidated strategic investments, PMI offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	35.28	January	28.75	January	38.62	January	39.77	January	43.23	January	47.82
February	35.43	February	27.10	February	39.60	February	40.25	February	43.30	February	46.87
March	37.88	March	25.55	March	37.36	March	38.01	March	45.92	March	45.22
April	40.56	April	30.82	April	43.03	April	35.16	April	46.15	April	48.47
May	42.80	May	30.66	May	43.17	May	37.80	May	45.50	May	49.44
June	38.20	June	26.84	June	43.52	June	38.98	June	44.58
July	35.52	July	33.13	July	41.23	July	40.95	July	42.46
August	33.90	August	35.38	August	41.53	August	40.46	August	43.24
September	27.21	September	33.75	September	40.58	September	39.87	September	43.81
October	29.80	October	38.23	October	38.82	October	39.88	October	42.65
November	32.59	November	37.23	November	41.18	November	40.60	November	43.31
December	30.04	December	37.23	December	41.75	December	41.07	December	47.17

Accelerated Return Bear Market Notes	TS-14

PULTE HOMES, INC.

Pulte Homes, Inc. is a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. Pulte’s core business, homebuilding, is engaged in the acquisition and development of land principally for residential purposes within the continental U.S. and Puerto Rico and the construction of housing on such land, targeted for the first-time, first and second move-up, and active adult buyers.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	11.79	January	12.50	January	21.57	January	33.04	January	39.90	January	34.34
February	12.99	February	12.71	February	26.38	February	39.01	February	38.41	February	29.56
March	11.96	March	12.54	March	27.80	March	36.82	March	38.42	March	26.46
April	13.30	April	14.50	April	24.59	April	35.73	April	37.35	April	26.90
May	13.56	May	16.40	May	26.38	May	38.23	May	32.47	May	27.29
June	14.37	June	15.42	June	26.02	June	42.13	June	28.79
July	11.98	July	15.28	July	27.32	July	46.81	July	28.50
August	11.94	August	16.64	August	29.48	August	43.10	August	29.67
September	10.66	September	17.00	September	30.69	September	42.92	September	31.86
October	11.48	October	21.63	October	27.44	October	37.79	October	30.99
November	11.74	November	23.89	November	27.63	November	41.63	November	33.74
December	11.97	December	23.41	December	31.90	December	39.36	December	33.12

RADIAN GROUP INC.

Radian Group Inc. is a global credit risk management company and a provider of credit enhancement to the global financial and capital markets, primarily through credit insurance products. Its subsidiaries provide products and services through three primary business lines: mortgage insurance, financial guaranty and other financial services. On February 6, 2007, MGIC Investment Corporation and Radian entered into an Agreement and Plan of Merger which has been filed with the SEC, pursuant to which Radian will merge with and into MGIC, with the combined company to be renamed MGIC Radian Financial Group Inc.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	44.90	January	36.90	January	46.56	January	47.94	January	57.23	January	60.22
February	46.67	February	34.87	February	43.70	February	48.33	February	56.75	February	57.45
March	49.08	March	33.38	March	42.60	March	47.74	March	60.25	March	54.88
April	51.90	April	39.70	April	46.51	April	44.43	April	62.72	April	58.11
May	54.30	May	40.27	May	46.00	May	45.88	May	61.12	May	61.90
June	48.85	June	36.65	June	47.90	June	47.22	June	61.78
July	45.80	July	46.81	July	46.02	July	51.58	July	61.53
August	43.46	August	47.59	August	44.30	August	51.18	August	59.88
September	32.66	September	44.40	September	46.23	September	53.10	September	60.00
October	35.27	October	52.90	October	47.93	October	52.10	October	53.30
November	40.90	November	49.35	November	51.25	November	56.56	November	53.21
December	37.15	December	48.75	December	53.24	December	58.59	December	53.91

Accelerated Return Bear Market Notes	TS-15

THE RYLAND GROUP INC.

The Ryland Group, Inc. a homebuilder and a mortgage-finance company. In addition, Ryland Mortgage Company provides mortgage financing and related services. Ryland consists of two operating business segments: homebuilding and financial services. Ryland’s operations span all significant aspects of the home buying process, from design, construction and sale to mortgage origination, title insurance, settlement, escrow and homeowners insurance brokerage services.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	19.58	January	19.82	January	38.13	January	64.87	January	72.36	January	56.18
February	22.33	February	20.65	February	42.86	February	69.55	February	69.75	February	48.17
March	22.55	March	21.60	March	44.42	March	62.02	March	69.40	March	42.19
April	27.50	April	27.12	April	39.48	April	61.40	April	63.11	April	44.30
May	27.00	May	32.55	May	39.80	May	68.50	May	49.21	May	46.20
June	24.88	June	34.70	June	39.10	June	75.87	June	43.57
July	20.45	July	32.45	July	38.71	July	80.80	July	40.85
August	21.33	August	33.58	August	44.08	August	72.36	August	42.67
September	18.59	September	36.56	September	46.33	September	68.42	September	43.21
October	20.80	October	44.45	October	47.70	October	67.30	October	45.93
November	18.76	November	46.08	November	50.68	November	71.54	November	52.75
December	16.68	December	44.32	December	57.54	December	72.13	December	54.62

STANDARD PACIFIC CORP.

Standard Pacific Corp. a geographically diversified builder of single-family attached and detached homes targeting a broad range of homebuyers. In addition Standard also provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures. Standard has operations in major metropolitan markets in eight states.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	13.19	January	12.63	January	23.35	January	33.27	January	38.90	January	27.44
February	14.29	February	12.89	February	26.16	February	40.00	February	32.85	February	25.53
March	14.05	March	12.76	March	30.00	March	36.10	March	33.62	March	20.87
April	16.79	April	15.13	April	25.22	April	35.81	April	31.71	April	20.85
May	16.50	May	17.19	May	25.48	May	40.06	May	30.07	May	21.32
June	17.54	June	16.58	June	24.65	June	43.98	June	25.70
July	13.13	July	17.00	July	23.21	July	47.70	July	22.33
August	13.18	August	17.77	August	25.24	August	43.93	August	23.93
September	11.69	September	18.95	September	28.19	September	41.51	September	23.50
October	12.14	October	23.93	October	28.08	October	38.58	October	24.23
November	12.75	November	24.97	November	28.01	November	37.69	November	25.66
December	12.38	December	24.28	December	32.07	December	36.80	December	26.79

Accelerated Return Bear Market Notes	TS-16

TEMPLE-INLAND, INC.

Temple-Inland, Inc. is a holding company that, through its subsidiaries, operates four business segments: Corrugated Packaging, which is a vertically integrated corrugated packaging operation; Forest Products, which manages forest resources of approximately 1.8 million acres of timberland in Texas, Louisiana, Georgia, and Alabama, and manufactures a wide range of building products; Real Estate, which conducts real estate investments and development activities; and Financial Services which provides financial services in the areas of consumer and commercial banking and insurance.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	27.68	January	21.61	January	29.53	January	31.80	January	46.90	January	49.94
February	27.85	February	20.95	February	32.58	February	40.10	February	42.67	February	59.80
March	28.36	March	18.70	March	31.67	March	36.28	March	44.55	March	59.74
April	26.47	April	22.65	April	30.89	April	33.75	April	46.44	April	59.24
May	27.84	May	23.32	May	32.66	May	35.72	May	43.01	May	63.00
June	28.93	June	21.46	June	34.63	June	37.15	June	42.87
July	26.85	July	23.20	July	34.13	July	39.79	July	42.54
August	25.58	August	24.89	August	34.14	August	38.49	August	44.52
September	19.32	September	24.28	September	33.58	September	40.85	September	40.10
October	20.51	October	27.02	October	29.56	October	36.83	October	39.44
November	24.53	November	28.27	November	29.80	November	41.87	November	39.10
December	22.41	December	31.34	December	34.20	December	44.85	December	46.03

TOLL BROTHERS, INC.

Toll Brothers, Inc. designs, builds, markets and arranges financing for single-family detached and attached homes in luxury residential communities. Toll is also involved, directly and through joint ventures, in building or converting existing rental apartment buildings into high-, mid- and low-rise luxury homes.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	11.40	January	10.06	January	19.56	January	39.04	January	34.00	January	33.83
February	12.26	February	9.69	February	21.95	February	44.03	February	32.36	February	29.86
March	12.46	March	9.65	March	22.72	March	39.43	March	34.63	March	27.38
April	14.88	April	11.63	April	19.79	April	37.90	April	32.15	April	29.78
May	14.75	May	14.52	May	20.46	May	46.30	May	28.26	May	29.33
June	14.65	June	14.16	June	21.16	June	50.78	June	25.57
July	11.43	July	13.25	July	19.87	July	55.42	July	25.57
August	12.50	August	14.86	August	22.20	August	48.05	August	26.42
September	10.87	September	15.21	September	23.17	September	44.67	September	28.08
October	10.24	October	18.42	October	23.18	October	36.91	October	28.91
November	10.49	November	20.71	November	25.69	November	34.40	November	32.20
December	10.10	December	19.88	December	34.31	December	34.64	December	32.23

Accelerated Return Bear Market Notes	TS-17

VULCAN MATERIALS COMPANY

Vulcan Materials Company and its subsidiaries are principally engaged in the production, distribution and sale of construction materials. Vulcan is also a producer of construction aggregates and other construction materials and related services, asphalt and ready-mixed concrete and paving construction. On February 19, 2007, Vulcan, Florida Rock Industries, Inc., Virginia Holdco, Inc., a wholly owned subsidiary of Vulcan Materials, Virginia Merger Sub, Inc., a wholly owned subsidiary of Holdco, and Fresno Merger Sub, Inc., a wholly owned subsidiary of Holdco, entered into an Agreement and Plan of Merger, which has been filed with the SEC, pursuant to which (i) Fresno Merger Sub will merge with and into Florida Rock, with Florida Rock surviving such merger as the surviving corporation, and (ii) Virginia Merger Sub will merge with and into Vulcan Materials, with Vulcan Materials surviving such merger as the surviving corporation. Upon the consummation of the Mergers, (i) Florida Rock will become a wholly owned subsidiary of Holdco (which will be renamed “Vulcan Materials Company”) and (ii) Vulcan Materials will become a wholly owned subsidiary of Holdco and will be renamed “VMC Corp.”

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	46.40	January	34.05	January	47.70	January	56.48	January	71.88	January	101.84
February	48.33	February	31.70	February	47.30	February	57.86	February	79.00	February	116.49
March	47.54	March	30.23	March	47.44	March	56.83	March	86.65	March	116.48
April	46.02	April	34.97	April	46.24	April	53.04	April	84.96	April	123.67
May	47.83	May	36.64	May	44.76	May	59.93	May	78.05	May	119.69
June	43.80	June	37.07	June	47.55	June	64.99	June	78.00
July	40.44	July	40.22	July	47.62	July	70.24	July	66.97
August	39.02	August	41.41	August	47.67	August	71.85	August	78.61
September	36.16	September	39.91	September	50.95	September	74.21	September	78.25
October	33.56	October	44.31	October	49.78	October	65.00	October	81.48
November	37.74	November	44.47	November	51.85	November	66.70	November	88.72
December	37.50	December	47.57	December	54.61	December	67.75	December	89.87

WEYERHAEUSER COMPANY

Weyerhaeuser Company is principally engaged in the growing and harvesting of timber, the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities. Weyerhaeuser operates through six business segments: Timber; Wood Products; Cellulose Fiber and White Papers; Containerboard, Packaging and Recycling; Real Estate and Related Assets; and Corporate and Other.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	58.32	January	48.05	January	61.46	January	62.40	January	69.76	January	75.00
February	61.82	February	49.85	February	65.25	February	66.93	February	68.29	February	85.87
March	62.86	March	47.83	March	65.50	March	68.50	March	72.43	March	74.74
April	59.61	April	49.59	April	59.20	April	68.61	April	70.47	April	79.22
May	65.50	May	50.38	May	60.48	May	64.15	May	63.96	May	81.96
June	63.85	June	54.00	June	63.12	June	63.65	June	62.25
July	58.75	July	56.29	July	62.00	July	68.98	July	58.66
August	54.51	August	59.50	August	62.51	August	65.02	August	62.00
September	43.77	September	58.45	September	66.48	September	68.75	September	61.53
October	45.30	October	60.23	October	62.64	October	63.34	October	63.59
November	52.60	November	57.00	November	66.00	November	66.31	November	64.68
December	49.21	December	64.00	December	67.22	December	66.34	December	70.65

Accelerated Return Bear Market Notes	TS-18